EXHIBIT 99.1

ATWOOD OCEANICS, INC. AND SUBSIDIARIES FLEET STATUS REPORT
AS OF SEPTEMBER 28, 2007

As used herein, “we”, “us”, and “our” refers to Atwood Oceanics, Inc. and its subsidiaries, except where the context indicates otherwise. Statements contained in this Fleet Status Report, including information regarding our estimated rig availability, contract duration, future dayrates, future daily operating costs, future effective tax rates, customer or contract status are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including: our dependence on the oil and gas industry; the risks involved in upgrade, repair and construction of our rigs; competition; operating risks; risks involved in foreign operations; risks associated with possible disruptions in operations due to terrorism; risks associated with a possible disruption in operations due to the war with Iraq and governmental regulations and environmental matters. A list of additional risk factors can be found in our annual report on Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission. All information in this Fleet Status Report is as of the date indicated above. We undertake no duty to update the content of this Fleet Status Report or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.

CHANGES WILL BE HIGHLIGHTED IN YELLOW

RIG NAME	RATED WATER DEPTH	LOCATION	CUSTOMER	ESTIMATED CONTRACT END DATE	ESTIMATED CONTRACT DAYRATE	UNAUDITED AVERAGE PER DAY OPERATING COSTS (NOT INCLUDING TAX) FOR THE THREE MONTHS ENDED AUGUST 31, 2007 /MONTH ENDED AUGUST 31 , 2007 ONLY	ADDITIONAL COMMENTS
SEMISUBMERSIBLES:
ATWOOD EAGLE	5000’	Australia	BHP BILLITON PETROLEUM PTY (“BHPB”)	FIRM WORK – (4 wells) December 2007	3 wells at approximately $160,000 1 well at approximately $170,000	$100,000/$90,000	Wells are subject to a change in sequence and a portion of the dayrate is subject to some change due to currency exchange rate variance.
		Australia	BHPB	OPTIONS – (2 wells) February 2008 if the two remaining option wells are drilled.	Approximately $170,000	N/A	A portion of the dayrate is subject to some change due to currency exchange rate variance.
		Australia	ENI Spa AGIP EXPLORATION & PRODUCTION DIVISION (“ENI”)	FIRM WORK – (1 well) April 2008 (assuming that the two above option wells are drilled)	$360,000	N/A	We expect the well to take 40 to 45 days to complete.
		Australia	WOODSIDE ENERGY LTD (“WOODSIDE”)	FIRM WORK – (2 years) April 2010 (assuming that the two above option wells are drilled)	$405,000	N/A	A portion of the dayrate is subject to some change due to currency exchange rate variance.
		Australia	N/A	N/A	N/A	N/A	The rig is expected to incur ten to fourteen zero rate days during the first quarter of fiscal year 2008 for required regulatory inspections and planned maintenance.
ATWOOD HUNTER	5,000’	Egypt	BURULLUS GAS CO. (“BURULLUS”)	FIRM WORK – January 2008	Commenced August 22, 2007 $320,000 first 90 days $355,000 next 35 days $410,000 thereafter (expected to be 15 days)	$75,000/$69,000	In August, the rig incurred one zero rate day due to equipment issues.
		Mauritania	WOODSIDE (Reinstatement of suspended contract)	FIRM WORK August 2008	$240,000
		TBD	WOODSIDE	OPTIONS – Two (2) six-month options. August 2009, if exercised at negotiated market rate. (Agreement has to be executed by December 2007)	TBD	N/A
		TBD	N/A	N/A	N/A	N/A

The rig could incur three to five zero rate days during the fourth quarter of fiscal year 2007 for some planned maintenance. The rig could also incur fifteen to twenty zero rate days depending upon the rigs drilling schedule sometime between December 2007 and August 2008 for certain equipment upgrades. The rig could incur ten (10) zero rate days in the fourth quarter of fiscal year 2009 for regulatory inspections.

ATWOOD FALCON	5,000’	Malaysia

SARAWAK SHELL BERHAD (“SHELL”)

(Currently working for Petronas Carigali Sdn. Bhd. u nder a assignment from Shell. Immediately upon completion of the Petronas work (estimated December 2007, the rig will return to work for Shell.)

				FIRM WORK – (2 years) July 2009	$160,000/ $200,000 (dayrate depends on water depth of each well)	$63,000/$61,000

(The $24 million Shell reimbursement is being amortized as revenues over the remaining firm contract commitment following the upgrade (32 months) which will increase dayrate revenues by approximately $24,000.) Most of the work during this period is expected to be at the $160,000 dayrate level. (The rig could incur 5 to 10 zero rate days during the fourth quarter of fiscal year 2008 or first quarter of fiscal year 2009 due to required regulatory inspections.)

		Malaysia	SHELL	OPTION – (1 year)	TBD	N/A
ATWOOD SOUTHERN CROSS	2,000’	Turkey	TURKIYE PETROLLERI A.O. (“TPAO”)	FIRM WORK – (3 wells) October/November 2007	3 wells at $290,000	$60,000/$62,000
		Bulgaria	MELROSE	FIRM WORK – (2 wells) December 2007 /January 2008	$145,000	N/A
		Bulgaria	MELROSE	FIRM WORK – (1 well) January/February 2008	$380,000	N/A
		Turkey	TPAO	FIRM WORK – (1 well) February/March 2008	$320,000	N/A
		TBD	N/A	N/A	N/A	N/A

The rig incurred eight zero rate days in August 2007 for regulatory inspections and could incur another two to five zero rate days during the second quarter of fiscal year 2008 for some maintenance work.

CANTILEVER JACK-UPS:
ATWOOD BEACON	400’	India	GUJARAT STATE PETROLEUM CORPORATION LTD (“GSPC”)	FIRM WORK – January 2008	$113,000	$45,000/$44,000
		India	GSPC	FIRM WORK – (12 months) January 2009	$133,500	N/A
		India	GSPC	OPTIONS – (1 year)	TBD	N/A

VICKSBURG	300’	Thailand	CHEVRON OVERSEAS PETROLEUM (“CHEVRON”)	FIRM WORK – (2 years) June 2009	$154,000	$42,000/$41,000
		Thailand	N/A	N/A	N/A	N/A	The rig incurred two zero rate days in July 2007 for required regulatory inspections and one zero rate day in August relating to equipment issues.
SEMISUBMERSIBLE TENDER ASSIST UNIT:
SEAHAWK	1,800’	Equatorial Guinea	AMERADA HESS EQUATORIAL GUINEA, INC. (“HESS”)	FIRM WORK – September 2008	$71,900 (plus approximately $19 ,000 of amortized per day revenue.)	$80,000/$75,000

Contract provides for dayrate increases based upon certain cost escalations as well as an approximately $15,000 per day reduction during periods when the rig is being relocated to a new drilling site. Thus far, in the fourth quarter of fiscal year 2007, the rig has incurred six zero rate days due to equipment related issues.

		Equatorial Guinea	HESS	OPTIONS – (2 years) September 2010 (if all four six-month options are exercised)	$71,900	N/A	Dayrate subject to increase due to contract cost escalations.
SUBMERSIBLE :
RICHMOND	70’	US Gulf of Mexico	HELIS OIL & GAS (“HELIS”)	FIRM WORK – October 2007	$80,000	$ 36,000/$36,000
		US Gulf of Mexico	N/A	N/A	N/A	N/A

The rig is expected to incur forty (40) to sixty (60) zero rate days during the first quarter of fiscal year 2008 for a life enhancing upgrade. This upgrade is expected to cost $13 million to $15 million and will extend the life of the rig seven years from January 2008.

NOTE – EXPECTED TAX RATE

1)      The effective tax rate for fiscal year 2007 is now expected to be around 14%. Virtually all of the Company’s expected tax provision for fiscal year 2007 relates to taxes in foreign jurisdictions. Working in foreign jurisdictions with nontaxable or deemed profit tax systems contribute to the effective tax rate being significantly less than the United States statutory rate.

2)	Other Drilling Costs in Addition to the Above Rig Costs –

PER DAY FOR AUGUST 2007           $ 15 ,000